Exhibit 99.1

Contacts:
	Semitool, Inc.	Pfeiffer High Investor Relations, Inc.
	Larry Viano, Chief Financial Officer	Geoff High
	406.752.2107	303.393.7044
	lviano@semitool.com	www.pfeifferhigh.com

Semitool Announces Preliminary Financial Results

for First Fiscal Quarter of 2009

KALISPELL, MT. – Jan. 15, 2009 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today announced that first quarter revenue is expected to be in a range of $31 million to $33 million, and loss per share is anticipated at between $0.15 and $0.17. The Company said first quarter bookings were $22.1 million.

Larry Murphy, president and chief operating officer, said, “The economic downturn has led to a sharp reduction in capital equipment spending across our end markets. We have experienced a number of order delays and push outs by customers in Asia, Europe and the United States. In response to these developments, we have taken aggressive actions to realign our cost structure to meet anticipated 2009 sales levels and will continue to take all steps necessary to successfully weather these challenging economic conditions.”

Semitool intends to report consolidated first quarter financial results after the market closes on Thursday, Jan. 29, 2009. Details related to the Company’s first quarter conference call and webcast will be presented in a subsequent news release.

About Semitool, Inc.

Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement

The matters discussed in this news release include forward-looking statements, including statements regarding realigning costs to anticipated 2009 sales levels and our intent to continue to take steps necessary to weather economic conditions. In addition, our expected revenue and net loss and the bookings information provided above will be supplemented by comprehensive consolidated financial results for the first quarter of fiscal year 2009 in a news release and conference call expected to occur on Jan. 29, 2009. The forward-looking statements contained herein are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2008.  Whether we have aligned our costs to anticipated sales levels is dependent on the accuracy of current assumptions regarding sales in 2009, which will be impacted on an ongoing basis by the economic conditions facing our industry and the general risk that the worldwide economic conditions could worsen or take longer than anticipated to rebound. In addition, financial performance could be adversely affected by unanticipated cancellations and push outs, delays in customers’ on-site acceptance and payment for shipped tools, unanticipated costs, as well as a number of other risk factors described in our Annual Report on Form 10-K. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

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